Exhibit 10.2

31047 Genstar Road, Hayward, CA 94544

(510) 240-6000 Fax (510) 240-6096

www.impaxlabs.com

February 26, 2014

Larry Hsu, Ph.D.

25309 La Loma Drive

Los Altos Hills, CA 94022

Re:      Amendment to Separation Agreement

Dear Larry,

You and Impax Laboratories, Inc. (the “Company”) are currently parties to a separation agreement, dated as of June 24, 2013 (the “Separation Agreement”), which sets forth the terms of your employment with the Company. The Separation Agreement provides, among other items, that you will be entitled to receive certain benefits upon your retirement from the Company. Effective as of the date of this letter amendment (this “Amendment”), you and the Company hereby agree to amend the Separation Agreement as follows.

Section 3(d) (i) is hereby deleted and replaced in its entirety with the following:

“COBRA: Executive will enroll in the Company’s medical, dental and vision plans as a dependent of his spouse, Ann Hsu (“Executive’s Spouse”), effective as of the first of the month immediately succeeding the Retirement Date (the “Spouse Conversion Date”) provided that the Executive’s Spouse is still employed by the Company. In such case, the Company will pay for Executive’s and Executive’s Spouse’s premiums under such plans for so long as he continues to receive coverage until the earlier of (a) the last date of the 24-month period commencing immediately after the Spouse Conversion Date (the “Two Year Date”) or (b) the date that Executive’s Spouse terminates employment with the Company (this clause (b) being referred to as the “COBRA Qualification Date”). In the event that the COBRA Qualification Date occurs prior to the Two Year Date, if Executive timely and effectively elects under COBRA to continue medical, dental or vision benefit coverage after Executive’s Spouse’s termination, then the provisions of Section 3(d)(ii) through (v) will apply to Executive and any dependent enrolled on his plan(s) as of the Retirement Date or the Executive’s Spouse plan(s) as of the COBRA Qualification Date, as applicable (“Dependent”), with respect to the period beginning immediately after the COBRA Qualification Date and ending on Two Year Date (the “Benefits Continuation Period”), provided that during the Benefits Continuation Period, any Medicare coverage for Executive and Executive’s Spouse shall be deemed primary coverage. In the event that the COBRA Qualification Date occurs on or after the Two Year Date, the provisions of Section 3d(ii) through (v) shall be deemed satisfied in all respects and no further obligation on the Company will remain with respect to those Sections.”

All terms and provisions of the Separation Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Separation Agreement” in this Amendment or the term “Agreement” in the original Separation Agreement shall include the terms contained in this Amendment.

Please indicate your acceptance of and agreement to the terms and conditions set forth in this Amendment by signing in the space below and returning the executed Amendment to the Company.

Sincerely,

Impax Laboratories, Inc.

By:	/s/ Robert L. Burr
Name: Robert L. Burr
Title: Chairman of Board of Directors

Acknowledged, Agreed and Accepted

this 26th day of February, 2014:

/s/ Larry Hsu, Ph.D.
Larry Hsu, Ph.D.